Exhibit 99.1

GDEF Inc. to File Plan with Nasdaq Regarding Public Shareholders

RESTON, VA, November 18, 2014

On November 18, 2014, Global Defense & National Security Systems, Inc. (the “Company”) announced its intent to file a submission with the Listing Qualifications Staff of The NASDAQ Stock Market LLC ("Nasdaq") on or prior to December 29, 2014. The submission will set forth the Company’s plan to regain compliance with Nasdaq Listing Rule 5550(a)(3) (the “Rule”), which requires the Company to have a minimum of 300 public shareholders. On November 14, 2014, the Company received written notification from Nasdaq that the Company was not currently in compliance with the Rule.

There is no immediate effect on the listing of the Company’s common stock.    Pursuant to Nasdaq’s rules, the Company has been granted 45 calendar days, until December 29, 2014, to submit a plan to regain compliance with the Rule.  If the plan is accepted, Nasdaq can grant the Company up to 180 calendar days from the date of their original notification to regain compliance with the Rule.

Should the plan not be accepted by Nasdaq, or if the Company is unable to regain compliance prior to the expiration of any extension period granted by the Nasdaq Staff, the Company can appeal the decision to an independent hearings panel.  The filing of such an appeal would stay any further action by Nasdaq until the conclusion of the hearing process and the expiration of any extension granted by the panel.